Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss

JANUARY 26, 2012		President & CEO (414) 964-5000 mjkoss@koss.com

Koss Sales And Profits Slide As Exports To Europe Fall

And Foreign Product Costs Spike

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its results for the second quarter ending December 31, 2011.  Sales for the second quarter were $9,990,771 compared to $12,800,806 for the same three month period one year ago, a 22% decrease.  Net income decreased to $831,212, compared to $1,382,113 for the second quarter last year.  Diluted income per common share was $0.11 compared with $0.18 one year ago.

Sales for the six months ending December 31, 2011 trended down by 18% to $18,745,556 compared with $22,832,940 for the same six month period a year ago.  Six month net income declined to $1,111,809 compared to $1,944,972 for the same six months of 2010.  Diluted income per common share was $0.15 compared with $0.26 one year ago.

“The continuing credit crisis in Europe has negatively affected our business with several key European distributors,” Michael J. Koss, President and CEO said here today.  “We also saw lower than expected holiday orders from several major U.S. retailers.  Although we continue to add new customers, the new sales activity does not fully offset the declines at these major customers.”

Koss went on to note that the Company introduced several new products at the recent Consumer Electronics Show in Las Vegas and received positive feedback from many U.S. retailers and European distributors.

“Overall, we have been disappointed with the level of sales through our predominant sales channels,” Koss said. “There has been an increase in the number of new companies selling headphones over the last three years.  We continue to target new sales channels to grow our core business.  Vendors based in China have dramatically increased costs, which has hurt our margins in this fiscal year. Despite these challenges, we have invested heavily in new products which are now ready for the market.  We are optimistic that these products will be well received by the consumer.”

The Company will pay a dividend of $0.06 cents per share on April 16, 2012, to shareholders of record on March 30, 2012.

Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months		Six Months
Period Ended December 31,	2011	2010	2011	2010

Net sales	$9,990,771	$12,800,806	$18,745,556	$22,832,940
Cost of goods sold	6,191,266	7,589,843	11,617,809	13,260,368
Gross profit	3,799,505	5,210,963	7,127,747	9,572,572
Operating Expenses:
Selling, general and administrative expenses	2,924,733	2,588,765	5,809,919	5,693,429
Unauthorized transaction related costs and (recoveries), net	(469,519)	204,900	(519,933)	471,184
Total Operating Expenses	2,455,214	2,793,665	5,289,986	6,164,613
Income from operations	1,344,291	2,417,298	1,837,761	3,407,959
Other Income (Expense):
Interest income	—	4	—	24
Interest expense	(24,012)	(107,348)	(64,538)	(212,008)
Total Other Expense, net	(24,012)	(107,344)	(64,538)	(211,984)
Income before income tax provision	1,320,279	2,309,954	1,773,223	3,195,975
Income tax provision	489,067	927,841	661,414	1,251,003
Net income	$831,212	$1,382,113	$1,111,809	$1,944,972
Income per common share:
Basic	$0.11	$0.18	$0.15	$0.26
Diluted	$0.11	$0.18	$0.15	$0.26
Dividends declared per common share	$0.06	$0.06	$0.12	$0.12

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